Exhibit 4.1

TUCOWS INC.

2006 EQUITY COMPENSATION PLAN

(As Amended and Restated May 22, 2020)

1.           Purpose.

The purpose of the 2006 Equity Compensation Plan (the “Plan”) is to provide eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in Tucows Inc. (the “Company”). The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

2.           Definitions.

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)     “Board” means the Company’s Board of Directors.

(b)     “Change of Control” shall be deemed to have occurred:

(i)     If any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 40% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

(ii)     Upon the consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 40% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(iii)     If after the date on which this Plan is approved by the shareholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(c)     “Code” means the Internal Revenue Code of 1986, as amended.

(d)     “Company” means Tucows Inc. and any successor corporation.

(e)     “Company Stock” means the common stock of the Company.

(f)     “Compensation Committee” means the corporate governance, nominating and compensation committee of the Company.

(g)     “Consultant” means a consultant or advisor of the Company or a subsidiary of the Company, provided that the Company can issue securities to such consultant or advisor under the Plan pursuant to exemptions from prospectus and registration requirements of applicable securities laws.

(h)     “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(i)     “Dividend Equivalent” means an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Plan Administrator) of any dividend in consideration other than cash, paid by the Company on its Company Stock.

(j)     “Employee” means an employee of the Employer (including an officer or director who is also an employee).

(k)     “Employer” means the Company and its subsidiaries.

(l)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)     “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Plan Administrator.

(n)     “Fair Market Value” of Company Stock means (i) if the Company Stock is traded on a securities exchange or AIM, the last reported sale price of Company Stock at the close of regular hours trading on the relevant date on the exchange or market determined by the Plan Administrator to be the primary market for the Company Stock, or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock at the close of regular hours trading on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Plan Administrator determines, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Plan Administrator.

(o)     “Grant” means an Option, Restricted Stock Unit, Stock Award, Performance Unit, SAR, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(p)     “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q)     “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(r)     “Insider” means:

(i)     every director or officer of the Company;

(ii)     every director or officer of a person or company that is itself an insider or subsidiary of the Company;

(iii)     every person or company that has beneficial ownership of, or control or direction over, or a combination of beneficial ownership of and control or direction over, directly or indirectly, securities of the Company carrying more than 10% of the voting rights attached to all the Company’s outstanding voting securities, excluding for this purpose any securities held by the person or company as underwriter in the course of a distribution;

(iv)     every “associate” (as such term is defined in the Securities Act (Ontario)) of a person or company that is itself an insider; and

(v)     every “affiliated company” (as such term is defined in the Securities Act (Ontario)) of a person or company that is itself an insider and every other issuer that is similarly related to such person or company, whether a partnership, limited partnership, trust, income trust, investment trust or any other organized entity issuing securities.

(s)     “Non-Employee Director” means a member of the Board who is not an Employee.

(t)     “Nonqualified Stock Option” means an Option that is not intended to meet the requirements of an incentive stock option under section 422 of the Code.

(u)     “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(v)     “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than a Grant described in Sections 7, 9, 10, 11 or 12(a) of the Plan), as described in Section 12(b).

(w)     “Participant” means an Employee, Non-Employee Director or Consultant designated by the Plan Administrator to participate in the Plan.

(x)     “Performance Goals” means the performance criteria upon which the vesting of one or more Grants under the Plan may be based which may include one or more of the following or such other criteria as the Plan Administrator determines: (i) cash flow; (ii) earnings (including earnings before interest, taxes, depreciation, amortization, net deferred revenue (as determined under GAAP), impact on earnings of unrealized fluctuations in foreign exchange rates, other infrequently occurring items and charges for stock-based compensation), earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) market share, (xviii) market capitalization, (xix) application approvals, (xx) litigation and regulatory resolution goals, (xxi) product sales or milestones, (xxii) budget comparisons, (xxiii) growth in stockholder value relative to the growth of a peer group or index; (xxiv) development and implementation of strategic plans and/or organizational restructuring goals; (xxv) development and implementation of risk and crisis management programs; (xxvi) improvement in workforce diversity; (xxvii) compliance requirements and compliance relief; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxi) measures of customer satisfaction, employee satisfaction or staff development; (xxxii) development of marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxiii) mergers and acquisitions; and (xxxiv) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Grant will be earned, levels of performance at which specified portions of a Grant will be earned and a maximum level of performance at which a Grant will be fully earned. Each applicable Performance Goal may be adjusted for one or more of the following items: (A) asset impairments or writedowns; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by the Company; (G) the divestiture of one or more business operations or the assets thereof; (H) the effects of any corporate transaction, such as a merger, consolidation, separation (including spinoff or other distributions of stock or property by the Company) or reorganization (whether or not such reorganization is within the definition of that term in Code Section 368); and (I) other adjustment consistent with the operation of the Plan.

(y)     “Performance Unit” means an award of a performance unit as described in Section 11.

(z)     “Plan” means this Tucows Inc. 2006 Equity Compensation Plan, as in effect from time to time.

(aa)     “Plan Administrator” means the particular entity, whether the Compensation Committee, the Board or other committees or delegate thereof (in the event the Board or Compensation Committee has delegated its authority pursuant to Section 3), which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons then subject to its jurisdiction.

(bb)     “Restricted Stock Unit” means an award of a phantom unit representing a share of Company Stock as described in Section 9.

(cc)     “SAR” means a stock appreciation right as described in Section 12.

(dd)     “Section 16 Insider” means an officer or director of the Company subject to the short-swing profit liability provisions of Section 16 of the Exchange Act.

(ee)     “Stock Award” means an award of Company Stock as described in Section 10.

(ff)     “10% Shareholder” shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary).

(gg)     “Withholding Taxes” shall mean all applicable income and employment taxes, social insurance, payroll taxes, contributions, payment on account obligations or other payments required to be withheld by the Employer in connection with a Grant.

3.           Administration.

(a)     The Plan shall be administered by the Compensation Committee of the Board with respect to grants to Section 16 Insiders. Administration of the Plan with respect to all other eligible persons may, at the Board’s discretion, be vested in the Compensation Committee or another committee appointed by the Board, or the Board may retain the power to administer the Plan with respect to such persons. However, any discretionary awards to members of the Compensation Committee must be authorized and approved by a disinterested majority of the Board. Administration of the formula option grants to Non-Employee Directors under Section 8 shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any award under that program.

(b)     The Board or Compensation Committee may delegate to one or more officers of the Company designated by the Board or the Compensation Committee, the authority to administer Grants to eligible persons other than directors or officers of the Company within specified guidelines established by the Board or the Compensation Committee and subject to applicable law.

(c)     Subject to the provisions of the Plan, the Plan Administrator shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or vesting period, including the criteria for exercisability or vesting and the acceleration of exercisability or vesting, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Sections 18 and 20 below, and (v) deal with any other matters arising under the Plan.

(d)     The Plan Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Plan Administrator’s interpretations of the Plan and all determinations made by the Plan Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Plan Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.           Grants and Vesting.

(a)     Types of Grants. Grants under the Plan may consist of Options as described in Section 7, Restricted Stock Units as described in Section 9, Stock Awards as described in Section 10, Performance Units as described in Section 11, SARs or Other Stock-Based Awards as described in Section 12, and Dividend Equivalents as described in Section 13. All Grants shall be subject to such terms and conditions as the Plan Administrator deems appropriate (but subject to the terms hereof) and as are specified in writing by the Plan Administrator to the Participant in the Grant Agreement.

(b)     Vesting. Grants under the Plan shall vest over a period that is not less than one year from the date of grant; provided however that, subject to any adjustments made in accordance with Section 17 below, up to 5% of the shares of Common Stock available for issuance under the Plan as of May 22, 2020 (including the 1,525,000 share increase) may be granted without regard to the minimum vesting requirement. The Plan Administrator shall have discretion to accelerate vesting in connection with a Participant’s death or disability, or in the event of a Change of Control or a corporate transaction or event described in Section 17 or in other circumstances as the Plan administrator deems appropriate.

5.           Shares Subject to the Plan.

(a)     Shares Authorized. The total aggregate number of shares of Company Stock that may be issued under the Plan is 4,000,000 shares, subject to adjustment as described in subsection (f) below. Such share reserve includes (i) an increase of 1,525,000 shares of Common Stock authorized by the Board on May 22, 2020, subject to shareholder approval at the 2020 Annual Shareholders Meeting and (ii) the increase of 750,000 shares of Common Stock approved by the shareholders at the 2015 Annual Shareholders Meeting.

(b)     Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan, subject to compliance with applicable law. If and to the extent outstanding Grants under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered prior to the issuance of shares of Company Stock, the shares reserved for such Grants shall again be available for issuance under the Plan. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Company pursuant to the Company’s repurchase rights under the Plan at a price per share not greater than the original issue price paid per share (subject to compliance with applicable securities legislation) shall again be available for issuance under the Plan. Should the Exercise Price of an Option under the Plan be paid with shares of Company Stock, the authorized reserve of Company Stock under the Plan shall be reduced by the gross number of shares for which that Option is exercised. Should shares of Company Stock otherwise issuable under the Plan be withheld by the Company in satisfaction of the Exercise Price of an Option or Withholding Taxes incurred in connection with the issuance, exercise or vesting of a Grant under the Plan, the number of shares of Company Stock available for issuance under the Plan shall be reduced by the gross number of shares for which that Option is exercised or issuable with respect to that Grant. If SARs are exercised, the gross number of shares for which the SARs are exercised shall be considered issued under the Plan for purposes of this subsection (b). To the extent that Grants are paid in cash, and not in shares of Company Stock, any shares previously reserved for issuance pursuant to such Grants shall again be available for purposes of the Plan.

(c)     Individual Limits. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 125,000 shares, subject to adjustment as described in subsection (f) below. For Grants denominated in cash and subject to one or more performance conditions, the maximum dollar amount for which such Grants may be made to any individual shall not exceed $2 million for each calendar year within the applicable performance period.

(d)     ISO Limits. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options granted under the Plan shall not exceed 4,000,000 shares, subject to shareholder approval at the 2020 Annual Shareholders Meeting of the 1,525,000 share increase authorized by the Board on May 22, 2020. In the absence of such shareholder approval, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options shall be limited to 2,475,000 shares of Common Stock.

(e)     Insider Limits. The number of shares of Company Stock issuable, directly or indirectly, to all Participants who are Insiders in the aggregate, under this Plan and all other “security based compensation arrangements” (within the meaning of the rules of the Toronto Stock Exchange) of the Company, may not exceed ten percent (10%) of the outstanding shares of Company Stock and the number of shares of Company Stock issued, directly or indirectly, to all Participants who are Insiders in the aggregate within any one (1) year period, under the Plan and all other security based compensation arrangements of the Company, may not exceed ten percent (10%) of the issued and outstanding shares of Company Stock.

(f)     Adjustments. In the event of a stock dividend, spinoff, extraordinary distribution (whether in cash, securities or other property), recapitalization, reclassification, stock split, or combination or exchange of shares, or any other event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, equitable adjustments shall be made to the maximum number and/or class of securities issuable under the Plan, the maximum number and/or class of securities that may be issued pursuant to Incentive Stock Options, the maximum number and/or class of securities for which any individual may receive Grants in any year, the number and/or class of securities for which option grants are subsequently to be made to Non-Employee Directors under Section 8, the number and/or class of securities covered by outstanding Grants, and the price per share or the applicable market value of such Grants. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits hereunder and such adjustments shall be final, binding and conclusive.

6.           Eligibility for Participation.

All Employees, including Employees who are officers or members of the Board, all Non-Employee Directors and all Consultants shall be eligible to participate in the Plan.

7.           Options.

(a)     General Requirements. The Plan Administrator may grant Options to an eligible person upon such terms and conditions as the Plan Administrator deems appropriate under this Section 7. The Plan Administrator shall determine the number of shares of Company Stock that will be subject to each Grant of Options under the Plan.

(b)     Type of Option, Price and Term.

(i)     The Plan Administrator may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options shall be subject to the provisions of subsection (f) below.

(ii)     Subject to Sections 7(f) and 8, the Exercise Price of Company Stock subject to an Option shall be determined by the Plan Administrator and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted.

(iii)     The Plan Administrator shall determine the term of each Option, which shall not exceed seven years from the date of grant.

(c)     Exercisability of Options.

(i)     Subject to Section 8, Options shall become exercisable in accordance with such terms and conditions as may be determined by the Plan Administrator and specified in the Grant Agreement. The Plan Administrator may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii)     Subject to compliance with applicable law, the Plan Administrator may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period (subject to compliance with applicable law) and such other restrictions as the Plan Administrator deems appropriate.

(iii)     Options granted to U.S. persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Plan Administrator, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d)     Termination of Employment or Service. Except as otherwise provided in the Grant Agreement, in the event of the termination of a Participant’s employment or service, for any reason (whether or not for cause) other than as a result of death or Disability of the Participant, the Participant may exercise all of the Participant’s options which have vested and are exercisable on the date of resignation or, in the case of involuntary termination, on the Participant’s last day of active employment or service (the “Termination Date”), as the case may be, until the earlier of the expiry date(s) of the Options and the date that is three (3) months from the Termination Date, or such other date as may be determined by the Plan Administrator, and approved by the stock exchange on which the shares of the Company trade. In the event of the termination of a Participant’s employment or service as a result of the death or Disability of the Participant, all of the Participant’s Options which have vested and are exercisable as at the date of death or Disability (such date, also the “Termination Date”) shall be exercisable until the earlier of the expiry date(s) of the Options and the date that is one (1) year from the Termination Date, or such other date as may be determined by the Plan Administrator, and approved by the stock exchange on which the shares of the Company trade to the extent required by the rules of such stock exchange. Except as otherwise determined by the Plan Administrator and except as otherwise provided in the Grant Agreement, in the event of the termination of the Participant’s employment or service for any reason as contemplated in this Section 7(d), all of the Participant’s Options which have not vested on the Termination Date shall expire and terminate and be of no further force and effect, as of that date.

(e)     Payment of Exercise Price. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Plan Administrator and subject to compliance with applicable law, by delivering shares of Company Stock owned by the Participant and having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) if permitted by the Plan Administrator and subject to compliance with applicable law, by the Company’s withholding from shares of Company Stock otherwise deliverable pursuant to the exercise of the Option shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price or (iv) by such other method as the Plan Administrator may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required Withholding Taxes, must be received by the time specified by the Plan Administrator depending on the type of payment being made.

(f)     Limits on Incentive Stock Options.

(i)     Incentive Stock Options may only be granted to Employees.

(ii)     Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

(iii)     If any Employee to whom an Incentive Stock Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

(g)     Shareholder Rights. The holder of an Option shall have no shareholder rights with respect to the shares subject to the Option until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

8.           Formula Option Grants to Non-Employee Directors; Grants to Committee Members.

A Non-Employee Director or a Non-Employee Director who is a member of a committee of the Board (a “Committee Member”) shall be entitled to receive Nonqualified Stock Options in accordance with this Section 8.

(a)     Initial Grant. Each Non-Employee Director who first becomes a member of the Board will receive a grant of a Nonqualified Stock Option to purchase 4,375 shares of Company Stock immediately upon the date he or she becomes a member of the Board.

Each Committee Member who first becomes a member of the audit committee will receive a grant of a Nonqualified Stock Option to purchase 3,750 shares of Company Stock immediately upon the date he or she becomes a member of the audit committee.

Each Committee Member who first becomes a member of the Compensation Committee (or any other separate committee of the Board (other than the audit committee or an ad hoc committee of the Board), including the governance committee and the nominating committee if either of these committees is established as a separate committee) will receive a grant of a Nonqualified Stock Option to purchase 2,500 shares of Company Stock immediately upon the date he or she becomes a member of such committee.

(b)     Annual Grants. On each date that the Company holds its annual meeting of shareholders: (i) each Non-Employee Director in office both immediately before and after the annual election of directors will receive a grant of a Nonqualified Stock Option to purchase 3,750 shares of Company Stock. The date of grant of each such annual Grant shall be the date of such annual meeting of shareholders.

(c)     Option Price. The exercise price per share of Company Stock subject to an Option granted under this Section 8 shall be equal to the Fair Market Value of a share of Company Stock on the date of grant.

(d)     Option Term. The term of each Option granted pursuant to this Section 8 shall be five (5) years.

(e)     Exercisability. Options granted as initial grants under Section 8(a) shall become exercisable in full upon the completion of one (1) year of Board service measured from the date of grant. Annual grants under Section 8(b) shall become exercisable in full upon the completion of Board service through the earlier of (i) one (1) year measured from the date of grant or (ii) the date of the annual shareholder meeting following the date of grant. All Options granted under this Section 8 shall become exercisable on an accelerated basis upon a Change of Control or the Non-Employee Director’s termination of Board service by reason of death or disability.

(f)     Applicability of Plan Provisions. Except as otherwise provided in, and not inconsistent with, this Section 8, the Nonqualified Stock Options granted to Non-Employee Directors and Committee Members shall be subject to the provisions of this Plan applicable to Nonqualified Stock Options granted to other Participants.

9.           Restricted Stock Units.

(a)     General Requirements. The Plan Administrator may grant Restricted Stock Units to an eligible person upon such terms and conditions as the Plan Administrator deems appropriate under this Section 9. Each Restricted Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. The Plan Administrator shall determine the number of Restricted Stock Units to be granted and the requirements applicable to such Restricted Stock Units. All Restricted Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b)     Terms of Restricted Stock Units. The Plan Administrator may grant Restricted Stock Units that are payable on terms and conditions determined by the Plan Administrator, which may include payment based on achievement of performance criteria (including pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Restricted Stock Units) or satisfaction of specified service requirements.

(c)     Payment With Respect to Restricted Stock Units. Payment with respect to Restricted Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Plan Administrator. Restricted Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Plan Administrator.

(d)     Requirement of Employment or Service. The Plan Administrator shall determine in the Grant Agreement under what circumstances a Participant may retain Restricted Stock Units after termination of the Participant’s employment or service, and the circumstances under which Restricted Stock Units may be forfeited.

(e)     Shareholder Rights. The Participant shall not have any shareholder rights with respect to the shares of Company Stock subject to a Restricted Stock Unit until that award vests and the shares of Company Stock are actually issued thereunder.

10.         Stock Awards.

(a)     General Requirements. The Plan Administrator may issue shares of Company Stock to an eligible person under a Stock Award upon such terms and conditions as the Plan Administrator deems appropriate under this Section 10 subject to the requirements of applicable law. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to such vesting restrictions, as determined by the Plan Administrator. The Plan Administrator may establish vesting conditions on Stock Awards which shall lapse over a period of time or according to such other criteria as the Plan Administrator deems appropriate, including the achievement of specific performance goals. The Plan Administrator shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b)     Requirement of Employment or Service. The Plan Administrator shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(c)     Restrictions on Transfer. A Participant may not sell, assign, transfer, pledge or otherwise dispose of an unvested Stock Award except upon death as described in Section 16(a). Unvested shares issued pursuant to Stock Awards may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

(d)     Shareholder Rights. Subject to the restrictions on transfer under Section 10(c) above, the Participant shall have full shareholder rights with respect to any shares of Company Stock issued to the Participant under a Stock Award, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

11.          Performance Units.

(a)     General Requirements. The Plan Administrator may grant Performance Units to an eligible person upon such terms and conditions as the Plan Administrator deems appropriate under this Section 11. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Plan Administrator at the time of grant.

(b)     Performance Period. At the time of grant of each Performance Unit, the Plan Administrator shall establish a performance period during which performance shall be measured (“Performance Period”). There may be more than one Grant in existence at any one time, and Performance Periods may differ.

(c)     Performance Goals. Prior to the beginning of a Performance Period, the Plan Administrator shall establish in writing performance goals to be utilized for one or more Performance Units. The Plan Administrator shall also have the discretionary authority to structure one or more Grants of Performance Units so that those Grants shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals measured over the Performance Period specified by the Plan Administrator at the time of the Grant.

(d)     Performance Measures. Performance Units shall be granted to a Participant contingent upon the attainment of performance goals in accordance with Section 11(c).

(e)     Performance Unit Value. Each Performance Unit shall have a maximum dollar value established by the Compensation Committee at the time of the grant. Performance Units earned will be determined by the Plan Administrator in respect of a Performance Period in relation to the degree of attainment of specified performance goals. The measure of a Performance Unit may, in the Plan Administrator’s discretion, be equal to the Fair Market Value of a share of Company Stock.

(f)     Grant Criteria. In determining the number of Performance Units to be granted to any Participant, the Plan Administrator shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

(g)     Payment. Following the end of a Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the performance goals for such Performance Period, as determined by the Plan Administrator. Payment of Performance Units shall be made in cash, except that, in the discretion of the Plan Administrator, Performance Units which are measured using Company Stock may be paid in shares of Company Stock. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Plan Administrator.

12.          Stock Appreciation Rights and Other Stock-Based Awards.

(a)     SARs. The Plan Administrator may grant SARs to an eligible person separately or in tandem with an Option. The following provisions shall be applicable to SARs:

(i)     Base Price. The Plan Administrator shall establish the base price of the SAR at the time the SAR is granted. The base price of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, an amount that is at least equal to the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(ii)     Tandem SARs. The Plan Administrator may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(iii)     Exercisability. An SAR shall be exercisable during the period specified by the Plan Administrator in the Grant Agreement and shall be subject to such vesting and other restrictions as may be specified in the Grant Agreement. The Plan Administrator may grant SARs that are subject to achievement of performance goals or other conditions. The Plan Administrator may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Plan Administrator shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable. In no event may an SAR have a term in excess of seven (7) years.

(iv)     Grants to Non-Exempt Employees. SARs granted to U.S. persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Plan Administrator, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(v)     Settlement of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base price of the SAR as described in subsection (i).

(vi)     Form of Payment. The Plan Administrator shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(b)     Other Stock-Based Awards. The Plan Administrator may grant other awards not specified in Sections 7, 9, 10, 11 or 12(a) above that are based on or measured by Company Stock to eligible persons, on such terms and conditions as the Plan Administrator deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Plan Administrator in the Grant Agreement.

13.         Dividend Equivalents.

(a)     General Requirements. When the Plan Administrator makes a Grant under the Plan, the Plan Administrator may grant Dividend Equivalents in connection with the Grant, under such terms and conditions as the Plan Administrator deems appropriate under this Section 13. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Plan Administrator; provided, however, that Dividend Equivalents with respect to a Grant shall vest and be paid only if and to the extent the underlying Grant vests as determined by the Plan Administrator. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Restricted Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Plan Administrator.

(b)     Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Plan Administrator.

14.         Deferrals.

The Plan Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Plan Administrator shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code and applicable provisions of the Income Tax Act (Canada).

15.         Withholding of Taxes.

(a)     Required Withholding. All Grants under the Plan shall be subject to satisfaction of all applicable Withholding Taxes. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any Withholding Taxes that the Company is required to withhold with respect to such Grants, or the Company may at its sole discretion and to the extent permitted by law, deduct from other wages paid by the Company the amount of any Withholding Taxes due with respect to such Grants.

(b)     Election to Withhold Shares. If the Plan Administrator so permits, a Participant may elect to satisfy the Withholding Taxes with respect to Grants paid in Company Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable Withholding Tax rate (or such other rate as determined by the Plan Administrator. The election must be in a form and manner prescribed by the Plan Administrator.

16.         Transferability of Grants.

(a)     Restrictions on Transfer. Except as described below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b)     Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing but subject to applicable securities legislation, the Plan Administrator may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Plan Administrator may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

17.         Consequences of a Change of Control.

In the event of a Change of Control, the Plan Administrator may take any one or more of the following actions with respect to all outstanding Grants, without the consent of any Participant: (i) the Plan Administrator may determine that outstanding Options and SARs shall become fully exercisable, and restrictions on outstanding Stock Awards, Restricted Stock Units, Performance Units and Stock-Based Awards shall lapse so that such Grants shall become fully vested, as of the date of the Change of Control or at such other time as the Plan Administrator determines; (ii) the Plan Administrator may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Plan Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price (or the Base Price), if any, payable in accordance with the same exercise or vesting schedule applicable to those Grants and on such other terms as the Plan Administrator determines; (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Plan Administrator may terminate any or all unexercised Options and SARs at such time as the Plan Administrator deems appropriate; (iv) with respect to Participants holding Restricted Stock Units, Performance Units, Other Stock-Based Awards or Dividend Equivalents, the Plan Administrator may determine that such Participants shall receive one or more payments in settlement of such Restricted Stock Units, Performance Units, Other Stock-Based Awards or Dividend Equivalents, in such amount and form and on such terms as may be determined by the Plan Administrator (including payment in accordance with the same vesting schedule applicable to those Grants); (v) the Plan Administrator may terminate all unvested Restricted Stock Units, Performance Units, Other Stock-Based Awards or Dividend Equivalents and require the surrender of any unvested shares subject to Stock Awards; or (vi) the Plan Administrator may determine that Grants that remain outstanding after the Change of Control shall be assumed by the successor corporation or otherwise continued in effect. Such acceleration, surrender, termination, settlement or assumption shall take place as of the date of the Change of Control or such other date as the Plan Administrator may specify.

(a)     Other Transactions. The Plan Administrator may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Plan Administrator may establish other provisions that shall be applicable in the event of a specified transaction.

18.         No Repricing.

The Plan Administrator may not without obtaining shareholder approval (i) implement cancellation/regrant programs pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Company Stock for consideration payable in cash or in equity securities of the Company or (iii) reduce the exercise or base price in effect for outstanding Options or SARs under the Plan except pursuant to adjustments under Section 5(f).

19.         Requirements for Issuance of Shares.

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Plan Administrator. The Plan Administrator shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Plan Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

20.         Effective Date, Amendment and Termination of the Plan.

(a)     Effective Date. The Plan became effective upon its adoption by the shareholders at the 2006 Annual Shareholders Meeting. The Plan was amended on July 29, 2010 to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 475,000 shares, extend the term of the Plan to September 6, 2020 and make certain other technical amendments; such amendment was approved by the shareholders at the 2010 Annual Shareholders Meeting. The Plan was amended on July 10, 2015 to: (i) increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 750,000 shares; (ii) extend the term of the Plan to September 1, 2025; (iii) include a list of performance goals that may be utilized to establish vesting for performance-based awards; (iv) amend the terms of the Non-Employee Director grants; (v) require gross counting of the share reserve; (vi) impose a minimum 12-month vesting requirement on Grants; (vii) prohibit repricing of Options and SARs; and (viii) permit the net exercise of an Option; such amendment was approved by the shareholders at the 2015 Annual Shareholders Meeting. The Plan was amended on May 22, 2020 to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 1,525,000 shares, extend the term of the Plan to September 7, 2030 and make certain other technical amendments subject to shareholder approval at the 2020 Annual Shareholders Meeting.

(b)     Amendment. The Board may amend or terminate the Plan at any time; provided, however, no amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement. In addition, amendments to the Plan shall be subject to approval of the shareholders and regulatory authorities to the extent required by applicable law or regulation or pursuant to the rules or listing standards of any securities exchange (or the Nasdaq National Market or AIM) on which the Company Stock is traded. For greater specificity, the Board may make such amendments to the Plan as it deems desirable or necessary, without the approval of the Company’s shareholders, except any such amendment to: (i) change the maximum number of shares of Company Stock that may be issued under the Plan, whether as a fixed number of shares or as a fixed percentage of the number of shares outstanding from time to time (other than to reflect an adjustment pursuant to Section 5(f), unless otherwise required by any securities exchange or market on which the shares of the Company are listed); (ii) materially increase benefits to Participants, including any change to permit a repricing or decrease of the Exercise Price of an Option; (iii) reduce the exercise price or purchase price or extend the term of any Grant under the Plan which would benefit an Insider; (iv) materially expand the class of participants eligible to participate in the Plan; (v) expand the types of awards provided under the Plan; or (vi) any amendment to Section 5(e) (the insider participation limit) or this Section 20(b). Notwithstanding anything in the Plan to the contrary but subject to this Section 20(b), the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(c)     Termination of Plan. Subject to shareholder approval, the Plan shall terminate on September 7, 2030, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Plan Administrator with respect to an outstanding Grant.

21.         Miscellaneous.

(a)     Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to Section 16 Insiders, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Plan Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Plan Administrator may also adopt rules regarding the withholding of taxes on payments to Participants. The Plan Administrator may, in its sole discretion, agree to limit its authority under this Section.

(b)     Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)     Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d)     Participation Voluntary. The participation of any Participant of the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring any rights or privileges, other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment, appointment or engagement to provide services, or constitute a commitment on the part of the Employer to continued employment, appointment or engagement to provide services, and neither the Plan nor any Grant under the Plan shall be construed as granting a Participant a right to be retained as an Employee, Non-Employee Director or Consultant or a claim or right to any future Grants under the Plan. Neither the Plan nor any action taken hereunder shall interfere with the right of the Employer to terminate the employment, appointment or provision of services of such Participant at any time. The payment of any sum of money in cash in lieu of notice of termination of employment, appointment or provision of services shall not be considered as extending the period of employment, appointment or the provision of services for the purposes of the Plan.

(e)     No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Plan Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)     Employees Resident Outside the United States. With respect to Participants who are resident in countries other than the United States, the Plan Administrator may make Grants on such terms and conditions as the Plan Administrator deems appropriate to comply with the laws of the applicable countries, and the Plan Administrator may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(g)     Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws provisions thereof.